UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 23, 2019

DICERNA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36281	20-5993609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

87 Cambridgepark Drive

Cambridge, MA 02140

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (617) 621-8097

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), announced the retirement of David Madden and Brian Halak from the board of directors of the Company (the “Board”), effective as of January 23, 2019.

On January 23, 2019, the Board appointed Marc Kozin and Anna Protopapas as directors of the Company, whose initial terms will expire at the Company’s 2019 annual meeting of stockholders. The Board determined that Mr. Kozin and Ms. Protopapas are each an independent director as that term is defined by the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market, Inc. Mr. Kozin will serve on the Audit Committee and Ms. Protopapas will serve on the Compensation Committee.

Mr. Kozin is a professional board member. Previously, Mr. Kozin was a career strategy consultant, having served as president of L.E.K. Consulting’s North American practice from 1997 until 2012 and as Senior Advisor from January 2012 to December 2018. Mr. Kozin serves on the boards of UFP Technologies, Inc. (NASDAQ: UFPT), HealthCare Royalty Partners, The Greenlight Fund, and Flex Pharma Inc (NASDAQ:FLKS). Mr. Kozin previously served on the boards of CrunchTime! Information Systems, Inc. from 2002 to 2013, Dyax Corp. from January 2012 until January 2016, Frequency Therapeutics, Inc. from 2016 to 2018, OvaScience, Inc. from January 2014 until December 2018, and Endocyte, Inc. from July 2012 until their acquisition by Novartis International AG (NYSE: NVS) in December 2018. Mr. Kozin previously served on the board of DukeEngage from 2011 to 2017. Mr. Kozin received his B.A. with distinction, magna cum laude, in Economics from Duke University. He was also awarded an MBA with distinction from The Wharton School, University of Pennsylvania.

Ms. Protopapas is president and chief executive officer of Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage antibody drug conjugate company, which she joined in March 2015. Prior to Mersana, Ms. Protopapas was president of Millennium Pharmaceuticals from April 2013 to October 2014, where she led Takeda Pharmaceutical Company Ltd (OTCMKTS: TKPHF)’s oncology business. Ms. Protopapas also served as the executive vice president of Global Business Development for Takeda Pharmaceuticals from October 2010 to October 2014, where she oversaw global acquisitions, partnering, licensing, and venture investing. Ms. Protopapas was a member of Takeda’s executive committee and was elected a corporate officer in 2011. Earlier, Ms. Protopapas was an executive officer at Millennium Pharmaceuticals and served in various senior leadership positions. Ms. Protopapas served on the board of directors of Ariad Pharmaceuticals, Inc. from May 2015 to February 2017 when it was sold to Takeda and on the board of Bioverativ Inc. from January 2017 to January 2018 when it was sold to Sanofi S.A. (NASDAQ: SNY). She earned her bachelor’s degree in science and engineering from Princeton University, a master’s degree in chemical engineering practice from the Massachusetts Institute of Technology, and an MBA from Stanford Graduate School of Business.

There are no arrangements or understandings between Mr. Kozin and any other persons, pursuant to which he was selected as a director. There are no current or proposed transactions between the Company and Mr. Kozin or his immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

There are no arrangements or understandings between Ms. Protopapas and any other persons, pursuant to which she was selected as a director. There are no current or proposed transactions between the Company and Ms. Protopapas or her immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

Mr. Kozin and Ms. Protopapas are each entitled to receive compensation and participate in the Company’s director compensation program applicable to all of the Company’s non-employee directors as described in the Company’s definitive proxy statement on Schedule 14A filed by the Company with the SEC on April 26, 2018. In accordance with such program, as of the date of their appointment, the Board determined that Mr. Kozin and Ms. Protopapas would receive an annual cash retainer of $40,000 for serving on the Board and granted each of them a stock option to purchase 25,000 shares of common stock of the Company. Additionally, the Board determined that Mr. Kozin would receive an annual cash payment of $7,500 for serving on the Audit Committee, and Ms. Protopapas would receive an annual cash payment of $5,200 for serving on the Compensation Committee. Except as set forth above, there is no other material Company plan, contract or arrangement in which Mr. Kozin or Ms. Protopapas will participate in connection with their appointment.

Item 8.01	Other Events.

Immediately prior to the retirement of Mr. Madden and Dr. Halak from the Board, all unvested shares subject to outstanding stock options held by Mr. Madden and Dr. Halak were vested in full.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DICERNA PHARMACEUTICALS, INC.

Date: January 25, 2019	By:	/s/ John B. Green
John B. Green
Chief Financial Officer